Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement by Predictive Oncology Inc. on Form S-3 of our audit report, dated May 13, 2019 (September 25, 2019, as to the effects of the restatement discussed in Notes 3, 4 and 8), relating to the consolidated financial statements of Helomics Holding Corporation and Subsidiaries as of and for the years ended December 31, 2018 and 2017, which appears in Exhibit 99.1 to the Form 8-K/A report filed by Predictive Oncology Inc. on September 26, 2019. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania

July 13, 2020